     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 26, 1996

                                                  REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                    CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

                   LOUISIANA                                       72-0244480
          (State or other jurisdiction                (I.R.S. Employer Identification No.)
       of incorporation or organization)

                            2030 DONAHUE FERRY ROAD
                        PINEVILLE, LOUISIANA 71360-5226
                                 (318) 484-7400
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                              MICHAEL P. PRUDHOMME
                              SECRETARY-TREASURER
                    CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                            2030 DONAHUE FERRY ROAD
                        PINEVILLE, LOUISIANA 71360-5226
                                 (318) 484-7400
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times after the effective date of this Registration Statement as the registrant shall determine.

     If the only securities being registered with this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------
                                                                           PROPOSED
                                                           PROPOSED        MAXIMUM
                                                       MAXIMUM OFFERING    AGGREGATE      AMOUNT OF
TITLE OF EACH CLASS OF                   AMOUNT TO BE     PRICE PER        OFFERING      REGISTRATION
SECURITIES TO BE REGISTERED             REGISTERED(1)      UNIT(2)         PRICE(2)          FEE
- -------------------------------------------------------------------------------------------------------
Medium-Term Notes......................   $200,000,000       100%        $200,000,000      $68,966
- -------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------

(1) Such amount shall be increased if any Medium-Term Notes are issued at an original issue discount by an amount such that the net proceeds to be received by the Registrant shall be equal to the above amount to be registered.

(2) Estimated solely for purposes of calculating the registration fee.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

***************************************************************************
*                                                                         *
*  Information contained herein is subject to completion or amendment. A  *
*  registration statement relating to these securities has been filed     *
*  with the Securities and Exchange Commission. These securities may not  *
*  be sold nor may offers to buy be accepted prior to the time the        *
*  registration statement becomes effective. This prospectus shall not    *
*  constitute an offer to sell or the solicitation of an offer to buy     *
*  nor shall there be any sale of these securities in any State in which  *
*  such offer, solicitation or sale would be unlawful prior to            *
*  registration or qualification under the securities laws of any such    *
*  State.                                                                 *
*                                                                         *
***************************************************************************


                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED APRIL 26, 1996
PROSPECTUS                                                          [CLECO LOGO]

$200,000,000

CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
MEDIUM-TERM NOTES
DUE MORE THAN ONE YEAR FROM DATE OF ISSUE

Central Louisiana Electric Company, Inc. (the "Company") may offer from time to time a maximum of $200,000,000 aggregate principal amount of medium-term notes on terms to be determined at the time or times of sale. For each offering of medium-term notes for which this Prospectus is being delivered (the "Medium-Term Notes") there will be a pricing supplement (each a "Pricing Supplement") that will set forth the specific designation, aggregate principal amount, maturity or maturities, rate or rates and times of payment of interest, if any, any redemption terms or repayment provisions and any other special terms of the Medium-Term Notes. Each Medium-Term Note will bear interest at a fixed or variable rate or will be in zero-coupon form, in each case as specified in a Pricing Supplement to be delivered with this Prospectus to the purchaser of any such Medium-Term Note. The interest payment dates for each interest-bearing Medium-Term Note will be March 15 and September 15 of each year. Each Medium-Term Note will mature more than one year from its date of issue (the "Stated Maturity"), as set forth in the applicable Pricing Supplement. Each issuance of the Medium-Term Notes may be subject to redemption prior to maturity at the option of the Company or any holder thereof, in each case, in whole or in part, prior to the Stated Maturity, as set forth and specified in the applicable Pricing Supplement. See "Description of the Medium-Term Notes" for a more complete description of the terms and provisions of the Medium-Term Notes.

Each Medium-Term Note will be issued in fully registered form and will be represented by a global certificate (a "Book-Entry Note") registered in the name of a nominee of The Depository Trust Company or other depositary (the "Depositary"). Beneficial interests in Medium-Term Notes represented by a global security will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to participants' interests) and its participants. See "Description of the Medium-Term Notes -- Book-Entry Notes."

The Medium-Term Notes will be issued in minimum denominations of $1,000 or in any amount in excess thereof that is an integral multiple of $1,000.

This Prospectus may not be used to consummate sales of the Medium-Term Notes unless accompanied by a Pricing Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
                                 PRICE TO         AGENTS'                   PROCEEDS TO
                                 PUBLIC(1)        COMMISSION(2)(3)          COMPANY(2)(3)(4)
Per Medium-Term Note............. 100.000%        .125% - .750%             99.875% - 99.250%
Total............................ $200,000,000    $250,000 - $1,500,000     $199,750,000 - $198,500,000

- --------------------------------------------------------------------------------
(1) Unless otherwise specified in a Pricing Supplement, Medium-Term Notes will be issued at 100% of their principal amount.

(2) The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933.

(3) In the case of Medium-Term Notes sold directly by the Company to investors or other purchasers (other than agents), no discount will be allowed or commission paid. In the case of any Medium-Term Notes with a maturity in excess of 30 years, the commission will be agreed upon between the Company and the Agents at the time of sale and may exceed .750% per Medium-Term Note.

(4) Before deducting expenses payable by the Company estimated at $315,966.

The Medium-Term Notes are being offered on a continuous basis by the Company through Salomon Brothers Inc, Goldman, Sachs & Co., Smith Barney Inc. and First Chicago Capital Markets, Inc. (collectively, the "Agents"), each of whom has agreed to use its reasonable efforts to solicit offers to purchase the Medium-Term Notes. The Medium-Term Notes may be sold to any Agent, as principal, at a discount for resale to investors or other purchasers at varying prices related to prevailing market prices at the time of resale, to be determined by such Agent or, if agreed, at a fixed public offering price. The Company also may sell the Medium-Term Notes directly to investors or other purchasers on its own behalf. The Notes will not be listed on any securities exchange, and there can be no assurance that the Medium-Term Notes offered by this Prospectus will be sold or that there will be a secondary market for any of the Medium-Term Notes. The Company reserves the right to withdraw, cancel or modify the offer or solicitation of offers made hereby without notice. An offer may be rejected in whole or in part by the Company or by the Agent, if any, that solicited such offer. See "Plan of Distribution."

SALOMON BROTHERS INC
             GOLDMAN, SACHS & CO.
                           SMITH BARNEY INC.
                                       FIRST CHICAGO CAPITAL MARKETS, INC.
The date of this Prospectus is April   , 1996.

IN CONNECTION WITH ANY OFFERING OF MEDIUM-TERM NOTES, ANY UNDERWRITER MAY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Company's common stock, par value $2.00 per share (the "Common Stock"), is listed for trading on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE"), and such reports, proxy statements and other information should be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the offices of the PSE, 301 Pine Street, San Francisco, California 94104.

     This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement"), filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Medium-Term Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to the Company and the Medium-Term Notes offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Annual Report of the Company on Form 10-K for the year ended December 31, 1995 has been filed with the Commission by the Company pursuant to the Exchange Act (File No. 1-5663) and is incorporated herein by reference. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the documents (without exhibits other than exhibits specifically incorporated by reference into such documents) referred to above that have been incorporated by reference in this Prospectus. Written or oral requests for such copies should be directed to Central Louisiana Electric Company, Inc.,

2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226 (P.O. Box 5000, Pineville, Louisiana 71361-5000), Attention: Treasurer (telephone: (318) 484-7400).

                                  THE COMPANY

     The Company is engaged in the business of generating, transmitting, distributing and selling electric energy to approximately 221,000 customers in 63 communities and contiguous rural areas in the State of Louisiana. The Company was incorporated under the laws of the State of Louisiana in 1934. The address of the principal executive offices of the Company is 2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226 (P.O. Box 5000, Pineville, Louisiana 71361-5000), and its telephone number at such address is (318) 484-7400.

     It is expected that the Company's external cash requirements for the five-year period 1996 through 2000 will be met through the sale of debt securities. See "Use of Proceeds" below. Short-term requirements pending permanent financing will be met through the sale of commercial paper and borrowings under short-term debt arrangements.

     The amount of internally generated funds and the Company's ability to finance future construction and other capital requirements externally through the sale of securities will be largely dependent on the level of the Company's sales of electricity, and its electric rates and on the availability and cost of external financing.

                         SELECTED FINANCIAL INFORMATION
         (IN THOUSANDS, EXCEPT RATIOS, PERCENTAGES AND PER SHARE DATA)

                                                               YEAR ENDED DECEMBER 31,
                                                          ----------------------------------
                                                            1993         1994         1995
                                                          --------     --------     --------
Statement of Income Data:
  Operating revenues....................................  $382,433     $379,603     $394,426
  Operating income......................................  $ 64,745     $ 70,430     $ 74,702
  Income before interest charges........................  $ 67,571     $ 71,417     $ 76,907
  Net income............................................  $ 41,812     $ 45,043     $ 48,703
  Primary earnings per share............................  $   1.78     $   1.92     $   2.08
  Fully diluted earnings per share......................  $   1.73     $   1.86     $   2.01

                                                                  YEAR ENDED DECEMBER 31,
                                                           --------------------------------------
                                                            1991    1992    1993    1994    1995
                                                           ------  ------  ------  ------  ------
Ratio of Earnings to Fixed Charges:......................  2.99x   3.16x   3.30x   3.35x   3.49x

                                                                          DECEMBER 31, 1995
                                                                         -------------------
Capital Structure:
  First mortgage bonds.................................................  $110,000      14.6%
  Medium-term notes....................................................  $190,000      25.2%
  Other long-term debt(1)..............................................  $ 60,822       8.1%
  Cumulative preferred stock(2)........................................  $ 14,534       2.0%
  Common shareholders' equity..........................................  $377,163      50.1%
                                                                         --------     ------
          Total capitalization.........................................  $752,519     100.0%
                                                                         ========     ======
  Short-term debt......................................................  $ 23,062
                                                                         ========

- ---------------

(1) Includes approximately $61.3 million aggregate principal amount of continuously remarketed variable rate pollution control revenue bonds due 2018, net of unamortized premium and discount on long-term debt of approximately $438,000.

(2) Includes $29.5 million of convertible preferred stock issued in April 1991 in connection with the establishment of an employee stock ownership plan, reduced by approximately $22.6 million of unearned compensation related to such employee stock ownership plan.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Pricing Supplement, the net proceeds to be received by the Company from the sale of the Medium-Term Notes may be used to repurchase or redeem debt and equity securities, to finance the Company's construction program, which currently consists primarily of improvements to its transmission and distribution facilities, to reduce short-term debt, to fund the cash portion of the purchase price or other acquisition cost of any generation, transmission and distribution facilities the Company may acquire and for the Company's other general corporate purposes. Pending application to one or more of the foregoing uses, the net proceeds will be invested in short-term financial instruments.

                      DESCRIPTION OF THE MEDIUM-TERM NOTES

     The Medium-Term Notes will be issued under an Indenture (the "Note Indenture") dated as of October 1, 1988 between the Company and Bankers Trust Company under which The Bank of New York is the current trustee (the "Note Trustee"). A copy of the Note Indenture and the Agreement of Resignation, Appointment and Acceptance whereby The Bank of New York succeeded Bankers Trust Company as trustee are included among the exhibits to the Registration Statement of which this Prospectus is a part. The Note Indenture provides that unsecured debentures, notes or other evidences of indebtedness ("Securities") may be issued thereunder, without limitation as to aggregate principal amount, by the Company in one or more series and with such terms as established by the Company pursuant to the terms of the Note Indenture. All medium-term notes issued or to be issued by the Company under the Note Indenture are referred to herein as "Notes." The Medium-Term Notes are a series of Securities under the Note Indenture and may be issued in one or more offerings. As of the date of this Prospectus, the Company had issued and outstanding Notes in an aggregate principal amount of $215 million. The following summaries of certain provisions of the Note Indenture do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the Note Indenture, including the definitions therein of certain terms.

     Except as may otherwise be provided in any applicable Pricing Supplement, each Medium-Term Note will have the following terms and provisions.

     General. The Note Indenture provides that the Notes may be issued at various times, may have differing maturity dates and may bear interest at differing rates or be issued in zero-coupon form. Except as may otherwise be provided in any applicable Prospectus Supplement, the Medium-Term Notes will be issued at a purchase price equal to 100% of the principal amount thereof. Unless otherwise specified in the applicable Pricing Supplement and except as otherwise specified in "Book-Entry Notes" below, the Medium-Term Notes will be denominated in U.S. dollars in minimum denominations of $1,000 or in any amount in excess thereof that is an integral multiple of $1,000. The interest payment dates for each interest-bearing Medium-Term Note will be March 15 and September 15 of each year (each an "Interest Payment Date"). See "Interest Rates and Payments" below. Each Medium-Term Note will mature more than one year from its date of issue (the "Stated Maturity"), as set forth in the applicable Pricing Supplement. As discussed below in "Redemption at the Option of the Company" and "Repayment at the Option of the Holder," the Medium-Term Notes may be subject to redemption prior to the Stated Maturity at the option of the Company or any Holder (as defined in the Note Indenture) thereof, as provided in the applicable Pricing Supplement. If the applicable Pricing Supplement so provides, the terms of a Medium-Term Note subject to redemption at the option of the Company may specify that the Company may not redeem the Medium-Term Note prior to a specified date as a part of, or in anticipation of, a refunding operation by the application of monies borrowed having an interest cost to the Company (calculated in accordance with generally accepted financial practice) of less than a specified rate. The Medium-Term Notes will not be subject to amortization or a sinking fund. Reference is made to the applicable Pricing Supplement with respect to each Medium-Term Note for the interest rate (if any) thereon, the Stated Maturity date thereof and for other important information set forth therein with respect to such Medium-Term Note.

     The Company has the sole right to accept any offers to purchase Medium-Term Notes and may reject any proposed purchase of Medium-Term Notes in whole or in part.

     The Company has designated The Bank of New York ("BONY") as paying agent and registrar of the Medium-Term Notes. The Company has also designated BONY as its agent in the Borough of Manhattan, The City of New York, where Medium-Term Notes may be presented for payment and may be transferred or exchanged. BONY maintains in the Borough of Manhattan, The City of New York, an office where such transactions may occur.

     No service charge will be made to register any transfer or exchange of the Medium-Term Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     The Note Indenture does not contain any covenants or other provisions that are specifically intended to afford Holders of the Medium-Term Notes special protection in the event of a highly leveraged transaction by the Company.

     Redemption at the Option of the Company. The Medium-Term Notes will not be subject to amortization or any sinking fund. An issuance of Medium-Term Notes will be redeemable at the option of the Company prior to their Stated Maturity only if an initial redemption date is specified therein (the "Initial Redemption Date") and in the applicable Pricing Supplement. If so indicated in the applicable Pricing Supplement, the Notes will be subject to redemption at the option of the Company on any date on and after the applicable Initial Redemption Date specified in such Pricing Supplement. On and after the Initial Redemption Date, if any, the related Medium-Term Note may be redeemed at any time in whole or from time to time in part in increments of $1,000 (or such other amount as may be specified in the applicable Pricing Supplement) at the option of the Company at the applicable Redemption Price, together with interest thereon payable to the date of redemption, on notice given to the Holder (which, in the case of Book-Entry Notes, will be the Depositary or its nominee) not more than 60 nor less than 30 days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price," with respect to a Medium-Term Note, will initially mean a percentage (the "Initial Redemption Percentage") of the principal amount of such Note to be redeemed specified in the applicable Pricing Supplement and shall decline at each anniversary of the Initial Redemption Date by a percentage (the "Annual Redemption Percentage Reduction"), if any, specified in the applicable Pricing Supplement, of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount. If an Initial Redemption Percentage is specified in the applicable Pricing Supplement but no Annual Redemption Percentage Reduction is set forth therein, the "Redemption Price" shall be the Initial Redemption Percentage of the principal amount of such Medium-Term Note to be redeemed. In the event of redemption of a Medium-Term Note in part, a new Medium-Term Note or Notes will be issued to the Holder in the exchange for the unredeemed portion.

     Repayment at the Option of the Holder. If so indicated in an applicable Pricing Supplement, an issuance of Medium-Term Notes will be repayable by the Company in whole or in part at the option of a Holder thereof on their respective optional repayment dates specified in such Pricing Supplement (the "Optional Repayment Dates"). If no Optional Repayment Date is indicated in a Pricing Supplement with respect to a Medium-Term Note, such Medium-Term Note will not be repayable at the option of the Holder prior to its Stated Maturity. Unless otherwise specified in the applicable Pricing Supplement, the repayment option may be exercised by the Holder for less than the entire principal amount of the Medium-Term Note. Any repayment in part will be in increments of $1,000 (or such other amount as may be specified in the applicable Pricing Supplement) provided that any remaining principal amount of such Medium-Term Note will be an authorized denomination of such Medium-Term Note. Unless otherwise provided in an applicable Pricing Supplement, the repayment price payable to the Holder will be 100% of the principal amount to be repaid, together with accrued interest thereon payable to the date of repayment. In the event of a repayment in part, a new Medium-Term Note or Notes will be issued to the Holder in exchange for the unrepaid portion. Exercise of such repayment option by the Holder will be irrevocable.

     While Book-Entry Notes are represented by global securities held by or on behalf of the Depositary, and registered in the name of the Depositary or the Depositary's nominee, the option for repayment may be exercised by the Depositary, the Depositary's nominee or the applicable participant (as defined below in "Book-Entry Notes") on behalf of the beneficial owner of such Book-Entry Notes by delivering a written notice, in a form acceptable to the Trustee, to the Trustee at the Corporate Trust Office (or such other address of which the Company shall from time to time notify the Holders), not more than 60 nor less than 30 days prior to the Optional Repayment Date. Notices of elections from participants on behalf of beneficial owners of the Book-Entry Notes to exercise their option to have the Book-Entry Notes repaid must be received by the Trustee by 5:00 p.m., New York City time, on the last day for giving such notice. In order to ensure that a notice is received by the Trustee on a particular day, the beneficial owner of Book-Entry Notes must so direct the applicable participant through which it holds an interest in such Book-Entry Note before such participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of Book-Entry Notes should consult the participants through which they own their interest in the Book-Entry Notes for the respective deadlines for such participants. All notices shall be executed by a duly authorized officer of such participant (with signature guaranteed) and shall be irrevocable. In addition, such beneficial owners of Book-Entry Notes shall effect delivery of such Book-Entry Notes at the time such notices of election are given to the Trustee by causing the participant to transfer such beneficial owner's interest in the Book-Entry Notes, on the Depositary's records, to the Trustee. Conveyance of notices and other communications by the Depositary to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the Book-Entry Notes will be governed by agreements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     If applicable, the Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws or regulations in connection with any such repayment.

     The Company may at any time purchase Medium-Term Notes at any price or prices in the open market or otherwise. Medium-Term Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation.

     Interest Rates and Payments. Each interest-bearing Medium-Term Note will bear interest from its original issue date at a fixed or variable rate as indicated in the applicable Pricing Supplement. Except as provided below with respect to certain first interest payments, interest will be payable semiannually on each Interest Payment Date and at maturity. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise provided in the applicable Pricing Supplement, interest will be payable generally to the person in whose name such Medium-Term Note is registered at the close of business on the regular record date (the March 1 or September 1 next preceding each Interest Payment Date), but interest payable at maturity (whether at stated maturity or earlier redemption) will be payable in immediately available funds to the person to whom principal is payable. The first payment of interest on any Medium-Term Note originally issued between a regular record date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding regular record date to the registered owner on such next regular record date. Principal and interest at maturity will be payable in immediately available funds, and Medium-Term Notes will be transferable, at the office of BONY, 101 Barclay Street, New York, New York 10286.

     If an Interest Payment Date or the maturity date falls on a day that is not a Business Day, principal or interest payable with respect to such Interest Payment Date or maturity date will be paid on the next succeeding Business Day, and no interest will accrue with respect to such payment for the period after such Interest Payment Date or maturity date.

     Ranking; Limitation on Liens. The Medium-Term Notes will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. As of the date hereof, the Company has issued and outstanding $110 million aggregate principal amount of its first mortgage bonds (the "Bonds") issued under and secured by an Indenture of Mortgage, dated as of July 1, 1950 (the "Original Bond Indenture"), as previously supplemented and amended by supplemental indentures (the Original Bond Indenture as so supplemented and amended being herein called the "Bond Indenture"), between the Company and First National Bank of Commerce (formerly The National Bank of Commerce in New Orleans), as trustee (the "Bond Trustee"). Holders of the Bonds would have a prior claim on certain material assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company.

     The Company will not issue, assume or guarantee any debt for money borrowed ("Debt") if such Debt is secured by any mortgage, security interest, pledge, lien or other encumbrance (a "mortgage") upon any property of the Company or any subsidiary or indebtedness issued by any subsidiary and owned by the Company or any other subsidiary, and the Company will not permit any subsidiary to issue, assume or guarantee any Debt secured by any mortgage upon any property of the Company or indebtedness issued by any subsidiary and owned by the Company, whether any such property or indebtedness is owned at the date of the Note Indenture or thereafter acquired, without effectively securing the Notes equally and ratably with (or prior to) such Debt. The foregoing restriction will not apply to mortgages on any property of any subsidiary except for property of such subsidiary that is used to secure Debt of the Company. The foregoing restriction also will not apply to (1) mortgages to secure Debt issued under the Company's Bond Indenture; (2) "permitted liens" as defined in the most recent supplement to the Bond Indenture; (3) mortgages on any property acquired, constructed or improved after the date of the Note Indenture which are created or assumed within 120 days after such acquisition or completion of such construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within such 120-day period) to secure or provide for the payment of the purchase price or cost of such construction or improvement incurred after the date of the Note Indenture, or existing mortgages on property acquired, provided such mortgages will not apply to any property theretofore owned by the Company or a subsidiary other than theretofore unimproved real property; (4) existing mortgages of a corporation merged with or into the Company or a subsidiary; (5) mortgages of any corporation existing at the time it becomes a subsidiary; (6) mortgages securing Debt owed by a subsidiary to the Company or to another subsidiary; (7) mortgages in favor of governmental bodies to secure advances or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages, including mortgages to secure Debt of the pollution control or industrial revenue bond type; (8) mortgages to secure loans to the Company or any subsidiary maturing within 12 months and made in the ordinary course of business; (9) mortgages existing on the date of the Note Indenture; (10) mortgages on any property (including any natural gas, oil or other mineral property) to secure all or part of the cost of exploration, drilling or development thereof or to secure Debt incurred to provide funds for any such purpose; (11) certain mortgages typically incurred in the ordinary course of business; or (12) mortgages for extending, renewing or replacing Debt secured by any mortgage referred to in the foregoing clauses (1) to (11) inclusive or in this clause (12), provided that the principal amount of Debt secured thereby may not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, plus the amount of any redemption or repurchase premiums incurred in retiring such Debt, and that the mortgage for such extension, renewal or replacement must be limited to the original property or indebtedness. Furthermore, such restriction will not apply to the issuance, assumption or guarantee by the Company or any subsidiary of Debt secured by a mortgage which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all other secured Debt (not including secured Debt permitted under the foregoing exceptions), does not exceed five percent of Consolidated Net Tangible Assets. "Consolidated Net Tangible Assets" is defined as the total amount of assets appearing on the consolidated balance sheet of the Company and its subsidiaries less the following: (a) reserves for depreciation and other asset valuation reserves but excluding reserves for deferred federal income taxes; (b) intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense; and
(c) appropriate adjustments on account of minority interests of other persons holding voting stock in any subsidiary of the Company.

     Events of Default. The following constitute events of default under the
Note Indenture: (1) default in the payment of principal of (and premium, if any, on) any Note when due and the continuation thereof for a period of three business days; (2) default in the payment of interest on any Note when due and the continuation thereof for a period of 30 days; (3) default in the performance or breach of any other covenant or warranty of the Company in the Note Indenture (other than a covenant or warranty included in the Note Indenture solely for the benefit of one or more series of Securities other than the Notes), and the continuation thereof for 60 days after written notice to the Company as provided in the Note Indenture; (4) default in the payment of principal of or interest on, or acceleration of, securities of any other series issued under the Note Indenture or any other mortgage, indenture or instrument or other evidence of indebtedness of the Company for borrowed money, in an aggregate amount exceeding $5 million, and the continuation thereof for 90 days after written notice to the Company as provided in the Note Indenture; and (5) certain events of bankruptcy, insolvency or reorganization.

     If an event of default occurs and is continuing, either the Note Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal amount of all Notes to be due and payable immediately. At any time after the declaration of acceleration with respect to the Notes has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration and its consequences.

     The Note Indenture provides that the Note Trustee generally will be under no obligation to exercise any of its rights or powers under the Note Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Note Trustee indemnity acceptable to the Note Trustee. The Holders of a majority in principal amount of the outstanding Notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Note Trustee, or exercising any trust or power conferred on the Note Trustee, with respect to the Notes. The right of a Holder of any Note to institute a proceeding with respect to the Note Indenture is subject to certain conditions precedent, but each Holder has an absolute right to receive payment of principal (and premium, if any) and interest when due (subject, in the case of interest, to certain limited exceptions) and to institute suit for the enforcement of any such payment. The
Note Indenture provides that the Note Trustee, within 90 days after the occurrence of a default with respect to the Notes, is required to give the Holders of the Notes notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of (and premium, if any) or interest on any Note, the Note Trustee may withhold such notice if it determines that it is in the interest of such Holders to do so.

     The Company is and will be required to furnish annually to the Note Trustee a statement as to the performance by the Company of certain of its obligations under the Note Indenture and as to any default in such performance.

     Consolidation, Merger, Sale or Conveyance. The Note Indenture provides that the Company may, without the consent of the Holders of the Notes, consolidate with, or transfer all or substantially all of its property and assets to, or merge into another corporation, only if in any such case (1) if the Company is not the continuing corporation, the successor corporation assumes by a supplemental indenture the Company's obligations under the Note Indenture and
(2) immediately after giving effect to such transaction no event of default, and no event which after notice or lapse of time or both would become an event of default, has occurred and is continuing.

     Modification and Waiver. Modification and amendment of the Note Indenture may be effected by the Company and the Note Trustee with the consent of the Holders of a majority in principal amount of the outstanding Notes affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby, (1) change the stated maturity of the principal of, or any installment of interest on, any Note or any premium payable on the redemption thereof, or change the redemption price; (2) reduce the principal amount of, or the interest payable on, any Note or reduce the amount of principal that could be declared due and payable prior to the stated maturity; (3) change the place or currency of any payment of principal of or any premium or interest on any Note;

(4) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (5) reduce the percentage in principal amount of outstanding Notes the consent of whose Holders is required to modify or amend the Note Indenture or to waive compliance with certain provisions of the Note Indenture; or (6) modify the foregoing requirements or reduce the percentage of outstanding Notes necessary to waive any past default to less than a majority. Modification and amendment of the Note Indenture may be effected by the Company and the Note Trustee without the consent of the Holders (a) to add to the covenants of the Company for the benefit of the Holders or to surrender a right or power conferred on the Company in the Note Indenture, (b) to secure the Notes, or (c) to make certain other modifications, generally of a ministerial or immaterial nature. Except with respect to certain fundamental provisions, the Holders of at least a majority in principal amount of outstanding Notes may waive past defaults under the Note Indenture and waive compliance by the Company with certain provisions of the Note Indenture.

     Book-Entry Notes. Each Medium-Term Note will be issued only in fully registered form and will be represented by a global certificate (a "Book-Entry Note") registered in the name of a nominee of The Depository Trust Company or other depository (the "Depositary"). Upon issuance, all Book-Entry Notes having the same original issue date, maturity date, redemption provisions, if any, and interest rate will be represented by a single global security. Book-Entry Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Each global security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and registered in the name of such Depositary or its nominee. Book-Entry Notes will not otherwise be issuable in definitive form. Unless otherwise specified in the applicable Pricing Supplement, the Depositary will be The Depository Trust Company, New York, New York.

     Ownership of beneficial interests in a global security representing Book-Entry Notes will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in such a global security will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the Depositary or its nominee for such global security. Ownership of beneficial interests in such a global security by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by such participant. The principal amount of such ownership interest may be in a minimum amount of $1,000. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a global security.

     The Company has been advised by the Depositary that upon the issuance of a global security representing Book-Entry Notes and the deposit of such global security with the Depositary, the Depositary will immediately credit, on its book-entry registration and transfer systems, the respective principal amounts of the Book-Entry Notes represented by such global security to the accounts of participants who have purchased such Book-Entry Notes. The accounts to be credited will be designated by the underwriters, agents or other persons through whom the Medium-Term Notes are offered and sold or, to the extent that the Book-Entry Notes are offered and sold directly, by the Company.

     So long as the Depositary or its nominee is the registered owner of a Book-Entry Note, such Depositary or nominee, as the case may be, will be considered the sole owner of such Book-Entry Note for all purposes under the
Note Indenture and such Book-Entry Note. Except as provided below, owners of beneficial interests in a Book-Entry Note will not be entitled to have Medium-Term Notes represented by such Book-Entry Note registered in their names, will not receive or be entitled to receive physical delivery of a Note represented by a certificate upon exchange or otherwise, and will not be considered the owners or Holders thereof under the Note Indenture. Accordingly, each person owning a beneficial interest in the Book-Entry Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder of a Note under the Note Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or if an owner of a beneficial interest in a Book-Entry Note desires to give or take any action which a Holder is entitled to give or take under the Note Indenture, the Depositary for such Book-Entry Note would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on Book-Entry Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee as the registered owner of such Book-Entry Notes. None of the Company, the Note Trustee, any paying agent or the security registrar for such Book-Entry Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Book-Entry Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for Book-Entry Notes or its nominee, upon receipt of any payment of principal, premium or interest in respect of a Book-Entry Note, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Book-Entry Notes as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Book-Entry Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. However, the Company has no control over the practices of the Depositary or the participants and there can be no assurance that such practices will not change.

     A Book-Entry Note is exchangeable for a note represented by a certificate only if (i) the Depositary with respect to such Book-Entry Note notifies the Company that it is unwilling or unable to continue as Depositary for such Book-Entry Note or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act and, in each case, a successor to the Depositary has not been appointed by the Company within 90 days of such notice or cessation, (ii) the Company determines at any time not to have Notes represented by one or more Book-Entry Notes, or (iii) the Company receives notice of acceleration of the indebtedness under the Notes in accordance with the terms of the Notes.

     The Depository Trust Company has advised the Company as follows: The Depositary is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

                              PLAN OF DISTRIBUTION

     Under the terms of a Selling Agency Agreement (the "Selling Agency Agreement"), the Medium-Term Notes are offered on a continuous basis by the Company through Salomon Brothers Inc, Goldman, Sachs & Co., Smith Barney Inc. and First Chicago Capital Markets, Inc. (collectively, the "Agents"), each of whom has agreed to use its reasonable efforts to solicit offers to purchases the Medium-Term Notes. The Company has agreed to pay each Agent a commission of
 .125% to .750% of the principal amount of each Medium-Term Note sold through such Agent, depending upon the maturity of the

Medium-Term Note. Commissions on Medium-Term Notes with maturities in excess of 30 years will be agreed upon between the Company and the Agents at the time of sale and may exceed .750% of the principal amount of such Medium-Term Notes. The Company may also sell the Medium-Term Notes to any Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time or times of resale, as determined by such Agent, or if agreed, at a fixed public offering price. The Company may also sell the Notes directly to investors or other purchasers on its own behalf or through others. In the case of sales made directly by the Company, no commission or discount in lieu thereof will be paid or allowed. The Company has agreed to reimburse the Agents for certain expenses.

     The Company has reserved the right to sell Medium-Term Notes to or through one or more other agents. The identity of any other agent will be set forth in the Pricing Supplement relating to the Medium-Term Notes sold by such other agent. Any sales of Medium-Term Notes to or through other agents will be made in accordance with an agreement between the Company and such agents, the terms of which agreement will be substantially similar to those contained in the Selling Agency Agreement.

     The Company will have the sole right to accept offers to purchase Medium-Term Notes and may reject any proposed purchase of Medium-Term Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Medium-Term Notes received by it, in whole or in part.

     No Note will have an established trading market when issued. The Company has advised the Agents that the Notes will not be listed on any securities exchange. Each Agent may make a market in the Notes, but such Agent is not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes, or that the Notes will be sold. The Medium-Term Notes may be sold outside the United States.

     Each of the Agents has in the past engaged in transactions with and performed services for the Company in the ordinary course of business.

     The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments such Agent may be required to make in respect thereof. Each Agent and any other agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the sale of the Medium-Term Notes are being passed upon for the Company by Gordon, Arata, McCollam & Duplantis, L.L.P., New Orleans, Louisiana. The legality of the Medium-Term Notes will be passed upon for any underwriters, dealers or agents by Brown & Wood, New York, New York. Brown & Wood will rely as to all matters of Louisiana law upon the opinion of Gordon, Arata, McCollam & Duplantis, L.L.P.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1995 and 1994 and the consolidated statements of income, cash flows and changes in common shareholders' equity for each of the three years in the period ended December 31, 1995, and the related notes and schedule, which are included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, and which are incorporated by reference in this Prospectus, have been included herein in reliance on the reports (also incorporated by reference herein) of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Expenses payable by the Company in connection with the registration and sale of the Medium-Term Notes offered hereby are as follows:

    Securities and Exchange Commission registration fee......................  $ 68,966*
    Blue sky fees and expenses...............................................    10,000
    Fees and expenses of Trustee and Trustee's Counsel.......................     4,000
    Fees and expenses of Agents' counsel.....................................    20,000
    Fees and expenses of Company's counsel...................................    37,800
    Public accountants' fees.................................................   117,000
    Printing, including Form S-3, prospectuses, exhibits, etc................    10,000
    Rating agency fees.......................................................    44,200
    Miscellaneous expenses...................................................     4,000
                                                                               --------
    Total Expenses...........................................................  $315,966
                                                                               ========

- ---------------

*Actual; all other expenses are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 83 of the Business Corporation Law of the State of Louisiana (the "LBCL") provides that a corporation may indemnify any person against whom an action, suit or proceeding is brought or threatened (by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another business, corporation, partnership or other enterprise) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of actions by or in the right of the corporation, the indemnity is limited to expenses (including attorneys' fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion) actually and reasonably incurred in connection with a defense or settlement; provided that no indemnity may be made in respect of any matter in which the person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in performance of his duty to the corporation unless and only to the extent that the court determines upon application that such person is fairly and reasonably entitled to such indemnity. To the extent a person has been successful on the merits or otherwise in defense of any action, the statute provides that he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. Section 83 also provides for, among other things, procedures for indemnification; advancement of expenses; non-exclusivity of the provisions of Section 83 with respect to indemnification and advancement of expenses; and insurance (including self-insurance) with respect to liabilities incurred by directors, officers and others.

     Article IV of the Amended and Restated Bylaws of the Company (the "Bylaws") provides that the Company shall indemnify any person who was or is, or is threatened to be made, a party to or otherwise involved in any pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative (any such threatened, pending or completed proceeding being hereinafter called a "Proceeding") by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another business, foreign or nonprofit corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (whether the basis of his involvement in such proceeding is alleged action in an official capacity or in any other capacity while serving as such), to the fullest extent permitted by applicable law, from and against expenses, including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, liability and loss, ERISA excise taxes, actually and reasonably incurred by him or on his behalf or suffered in connection with such Proceeding or any claim, issue or matter therein; provided, however, that, subject to certain exceptions set forth therein, the Company shall indemnify any such person claiming indemnity in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the board of directors.

     The Bylaws further provide that (i) the Company shall from time to time pay, in advance of final disposition, all Expenses (as therein defined) incurred by or on behalf of any person claiming indemnity thereunder in respect of any Proceeding, (ii) the right to indemnification provided therein is a contract right and no amendment, alteration or repeal of the Bylaws shall restrict the indemnification rights granted by the Bylaws as to any person claiming indemnification with respect to acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal, (iii) any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and legal representative of such person, and (iv) the rights of indemnification and to receive advancement of expenses contemplated by Section 1 of Article IV of the Bylaws are not exclusive of any other rights to which any person may at any time be otherwise entitled, provided that such other indemnification may not apply to a person's willful or intentional misconduct. The Bylaws also set forth certain procedural and evidentiary standards applicable to the enforcement of a claim thereunder.

     The Bylaws also provide that the Company (i) may procure or maintain insurance or other similar arrangement at its expense, to protect itself and any director, officer, employee or agent of the Company or other corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against or incurred by such person, whether or not the Company would have the power to indemnify such person against such expense or liability and (ii) shall indemnify officers and directors of the Company to the extent they are not covered by the insurance, whether or not such persons would otherwise be entitled to indemnification under the Bylaws, as provided in
Article IV of the Bylaws. The Company has directors and officers insurance policies covering liabilities up to $85 million incurred by directors and officers in their capacities as such, and has fiduciary and employee benefit liability insurance policies covering liabilities up to $65 million incurred by directors, officers, and certain other employees of the Company in connection with the administration of the Company's employee benefit plans.

     Section 24(C)(4) of the LBCL provides that a corporation may eliminate or limit the liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director's or officer's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 92(D) of the LBCL (relating to unlawful dividends and other unlawful distributions, payments or returns of assets) and (iv) for any transaction from which the director or officer derived an improper personal benefit. The Charter includes a provision consistent with Section 24(C)(4) of the LBCL. Such provision further provides that (a) if the LBCL is subsequently amended to authorize action further eliminating or limiting a director's or officer's liability, such liability will be eliminated or limited to the fullest extent permitted by such law, as so amended, and (b) if such provision limiting or eliminating liability is repealed or modified, the right or protection of a director or officer of the Company existing at the time of such repeal or modification will not be affected thereby.

ITEM 16. EXHIBITS.

     See Index to Exhibits at page II-5.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that the registrant need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) above if such information is contained in periodic reports filed by the registrant pursuant to Section 13 or
        Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pineville and State of Louisiana, on the 26th day of April, 1996.

                                        CENTRAL LOUISIANA ELECTRIC COMPANY, INC.

                                           By: /s/  GREGORY L. NESBITT
                                                    Gregory L. Nesbitt
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   TITLE                   DATE
- ---------------------------------------------   ------------------------------------------------
 /s/  DAVID K. WARNER                           Vice President -- Finance         April 26, 1996
- ------------------------------                    (Principal Financial Officer)
      (David K. Warner)
                                                                                  April 26, 1996
 /s/  JOHN L. BALTES, JR.                       Controller (Principal
- ------------------------------                    Accounting Officer)
     (John L. Baltes, Jr.)
    SHERIAN G. CADORIA*        )
    J. PATRICK GARRETT*        )
    F. BEN JAMES, JR.*         )
    HUGH J. KELLY*             )
    A. DELOACH MARTIN, JR.*    )                The Board of Directors            April 26, 1996
    GREGORY L. NESBITT*        )
    ROBERT T. RATCLIFF*        )
    EDWARD M. SIMMONS*         )
    ERNEST L. WILLIAMSON*      )
By: /s/  DAVID K. WARNER       )
- -----------------------------------
(David K. Warner, as Attorney-in-Fact)

                               INDEX TO EXHIBITS

     The exhibits designated by an asterisk are filed herewith. The exhibits not so designated heretofore have been filed with the Commission and, pursuant to Rule 411(c) under the Securities Act and Rule 12b-32 under the Exchange Act, are incorporated herein by reference to the documents indicated following the description of such exhibits.

                                                           SEC FILE OR   REGISTRATION
                                                           REGISTRATION    STATEMENT     EXHIBIT
                                                             NUMBER        OR REPORT     NUMBER
                                                           -----------   -------------   ------
 *1        -- Form of Selling Agency Agreement to be
              entered into by and among the Company and
              the Agents named therein
  4(a)(1)  -- Indenture dated as of October 1, 1988           1-5663     8-K(10/26/88)      4(b)
              between the Company and Bankers Trust
              Company, as Note Trustee
 *4(a)(2)  -- Agreement of Resignation, Appointment and
              Acceptance dated as of April 1, 1996
 *4(b)     -- Form of Book-Entry Note
 *5(a)     -- Opinion of Gordon, Arata, McCollam &
              Duplantis, L.L.P.
 *5(b)     -- Opinion of Brown & Wood
 12        -- Statement of Computation of Ratio of            1-5663        10-K(1995)       12
              Earnings to Fixed Charges
*23(a)     -- Consent of Gordon, Arata, McCollam &
              Duplantis, L.L.P. (included in the opinion
              filed as Exhibit 5(a))
*23(b)     -- Consent of Brown & Wood (included in the
              opinion filed as Exhibit 5(b))
*23(c)     -- Consent of Coopers & Lybrand L.L.P.
*24        -- Powers of Attorney
*25(a)     -- Statement of Eligibility of Note Trustee on
              Form T-1